Exhibit 99.1

           MUELLER INDUSTRIES, INC. REPORTS SECOND QUARTER RESULTs

    MEMPHIS, Tenn., July 21 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the second quarter of 2005. Net income for the second quarter was $17.2 million, or 46 cents per diluted share, which compares with $27.0 million, or 73 cents per diluted share, for the second quarter of fiscal 2004. Net sales for the three months ended July 2, 2005 were $410.5 million, compared with net sales of $380.8 million for the second quarter of 2004. The current period includes approximately $4.8 million pre-tax of interest expense (approximately 9 cents per diluted share) related primarily to the Subordinated Debentures issued in the fourth quarter of 2004.

    Year-to-date, the Company earned $32.4 million, or 87 cents per diluted share, on net sales of $812.2 million. This compares with net income of $45.0 million, or $1.22 per diluted share, on net sales of $726.8 million for the first half of 2004.

    Financial and Operating Highlights

    Regarding the second quarter financial results, Mr. Karp said, "Mueller's financial position remains sound.

     - "Operating income decreased to $25.3 million, as the precipitous increase in copper prices led to reduced margins in our copper tube and brass rod product lines. Trading as high as $1.69 per pound in June, the COMEX copper price for the second quarter of 2005 averaged $1.53 per pound compared with $1.23 per pound for the second quarter of 2004.

     - "Pounds of product shipped by our core product lines totaled 182.2 million in the second quarter of 2005 compared with 198.5 million for 2004.

     - "Our Standard Products Division posted quarterly operating earnings of $23.2 million, compared with $37.2 million in 2004. Standard Products Division's net sales were $302.4 million for the quarter, compared with $278.9 million for 2004. We realized solid results from our copper and plastic fittings businesses. However, operating profit declined on lower volume and margins in our copper tube business. The volatility of copper caused some of our customers to scale back their purchases.

     - "Operating income at Industrial Products Division was $7.3 million compared with $6.3 million for the second quarter of 2004. Net sales were $110.9 million in the second quarter of 2005 which compares with $105.9 million for 2004. Results at our brass rod mill decreased on lower volumes, while other product lines reported improved results.

     - "Mueller ended the quarter with $69 million in cash; the higher balances of accounts receivable and inventories caused by rising copper prices were readily funded with cash on-hand.

     - "Our current ratio remains excellent at 2.5 to 1 and our working capital is $307.8 million.

     - "Capital expenditures totaled $8.9 million during the first half of 2005. For the fiscal year 2005, we expect capital expenditures to be in the range of $20 to $25 million.

     - "Stockholders' equity has grown to $375.4 million."

    Business Outlook

    Discussing the outlook, Mr. Karp said, "The housing industry continues to show strength. Housing starts are approximately 4 to 5 percent ahead of last year. Non-residential construction is also growing, yet remains well below its peak level in 2000. Interest and mortgage rates are at very attractive levels and the general economy is growing at a robust rate. And more specifically, we have noted recent improvement in margins in our copper tube business, which is our largest business unit by far."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                  For the Quarter           For the Six Months
                                       Ended                       Ended
                             -------------------------   -------------------------
                                July 2,      June 26,       July 2,      June 26,
                                 2005         2004           2005          2004
                             -----------   -----------   -----------   -----------
                                    (Unaudited)                 (Unaudited)
Net sales                    $   410,506   $   380,822   $   812,169   $   726,781

Cost of goods sold               345,663       303,720       679,687       584,749
Depreciation and
  amortization                    10,411        10,159        20,489        20,124
Selling, general, and
  administrative expense          29,136        28,199        59,491        54,881
Impairment charge                      -             -             -         3,941

Operating income                  25,296        38,744        52,502        63,086
Interest expense                  (4,752)         (199)       (9,936)         (423)
Other income, net                  3,973         1,180         4,767         3,804

Income before income taxes        24,517        39,725        47,333        66,467
Income tax expense                (7,334)      (12,677)      (14,942)      (21,459)

Net income                   $    17,183   $    27,048   $    32,391   $    45,008

Weighted average shares
  for basic earnings
  per share                       36,599        34,978        36,552        34,818
Effect of dilutive stock
  options                            466         1,914           556         2,082

Adjusted weighted average
  shares for diluted
  earnings per share              37,065        36,892        37,108        36,900

Basic earnings per share     $      0.47   $      0.77   $      0.89   $      1.29

Diluted earnings per share   $      0.46   $      0.73   $      0.87   $      1.22

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                            July 2,     December 25,
                                             2005           2004
                                         ------------   ------------
                                                 (Unaudited)
ASSETS
Cash and cash equivalents                $     69,140   $     47,449
Accounts receivable, net                      229,431        201,396
Inventories                                   189,637        187,853
Other current assets                           18,830         18,633
  Total current assets                        507,038        455,331

Property, plant, and equipment, net           319,375        335,610
Other assets                                  175,769        172,790

                                         $  1,002,182   $    963,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt        $      4,589   $      5,328
Accounts payable                               99,179         79,723
Other current liabilities                      95,459         95,767
  Total current liabilities                   199,227        180,818

Long-term debt                                310,603        310,650
Pension and postretirement liabilities         32,285         33,167
Environmental reserves                          9,221          9,503
Deferred income taxes                          65,364         67,479
Other noncurrent liabilities                   10,022         10,361

  Total liabilities                           626,722        611,978

Minority interest in subsidiaries                  74             67

Stockholders' equity                          375,386        351,686

                                         $  1,002,182   $    963,731

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                For the Six Months Ended
                                              ---------------------------
                                                 July 2,        June 26,
                                                  2005           2004
                                              ------------   ------------
                                                       (Unaudited)
Operating activities:
Net income                                    $     32,391   $     45,008
Reconciliation of net income to net
  cash provided by operating activities:
   Depreciation and amortization                    20,568         20,124
   Income tax benefit from exercise
     of stock options                                  529          9,685
   Impairment charge                                     -          3,941
   Equity in (income) loss of
     unconsolidated subsidiaries                    (3,471)         2,740
   Loss (gain) on disposal of properties               457         (5,143)
   Deferred income taxes                            (1,039)        (1,384)
   Minority interest in
     subsidiaries, net of dividend paid                  7           (184)
   Changes in assets and liabilities:
    Receivables                                    (30,347)       (59,453)
    Inventories                                     (3,823)       (30,774)
    Current liabilities                             20,058         41,983
    Other, net                                        (840)           307

Net cash provided by operating activities           34,490         26,850

Investing activities:
Capital expenditures                                (8,876)        (8,807)
Proceeds from sales of properties                      559          5,481

Net cash used in investing activities               (8,317)        (3,326)

Financing activities:
Dividends paid                                      (7,320)        (6,991)
Acquisition of treasury stock                         (168)        (9,320)
Proceeds from the sale of treasury stock             3,911          3,326
Repayments of long-term debt                          (396)        (1,853)

Net cash used in financing activities               (3,973)       (14,838)

Effect of exchange rate changes on cash               (509)           (87)

Increase in cash and cash equivalents               21,691          8,599
Cash and cash equivalents at the
  beginning of the period                           47,449        255,088

Cash and cash equivalents at the
  end of the period                           $     69,140   $    263,687

SOURCE  Mueller Industries, Inc.
    -0-                             07/21/2005
    /CONTACT: Kent A. McKee, of Mueller Industries, Inc., +1-901-753-3208/